Exhibit 5.1

633 West Fifth Street, Suite 4000 Los Angeles, California 90071-2007 Tel: (213) 485-1234 Fax: (213) 891-8763 www.lw.com

FIRM / AFFILIATE OFFICES
December 8, 2006	Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow Munich New Jersey	New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

File No. 036580-0004

Guidance Software, Inc.

215 North Marengo Ave.

Pasadena, CA 91101

Re:	Initial Public Offering of 5,750,000 shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Guidance Software, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 3,250,000 shares (the “Primary Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and the sale by certain selling stockholders (the “Selling Stockholders”) of 2,500,000 shares of Common Stock, including any shares of Common Stock sold to cover over-allotments (the “Secondary Shares” and, together with the Primary Shares, the “Shares”), pursuant to a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 15, 2006 (File No. 333–137381) and all amendments thereto (collectively, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon the foregoing and, with your consent, upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the Delaware General Corporation Law, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, as of the date hereof:

1.	When certificates representing the Primary Shares (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered by or on behalf of the Company against

December 8, 2006

payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Primary Shares will have been duly authorized by all necessary corporate action of the Company, and the Primary Shares will be validly issued, fully paid and nonassessable.

2.	The Secondary Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ LATHAM & WATKINS LLP